Exhibit 99.1

Corporate Contact:
Lowell Rush, Acting Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces Third Quarter and YTD 2013 Results
YTD Recurring Revenue Increased 4.3% from the Prior Year

FT. LAUDERDALE, FLORIDA – November 13, 2013 – Direct Insite Corp. (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable and Accounts Receivable transformation, announced today financial results for the three months and nine months ended September 30, 2013.  Revenue for the three months ended September 30, 2013, was $2,078,000, a decrease of $90,000, or 4.2%, from revenue of $2,168,000 for the three months ended September 30, 2012. Revenue for the nine months ended September 30, 2013, was $6,956,000, an increase of $406,000, or 6.2%, from revenue of $6,550,000 for the nine months ended September 30, 2012.

"Direct Insite continues to successfully execute on our growth strategy, as we on-boarded two new clients during the third quarter” said Matthew E. Oakes, President, CEO and Director of Direct Insite.  “As the recurring revenue from these clients ramps up, it will offset the loss of revenue from the customer roll-off previously disclosed.  We have extended our global relationship with IBM for three more years and we anticipate boarding additional clients and new suppliers to our Invoices On-Line™ platform as we move into 2014.”

Net income for the three months ended September 30, 2013, was $4,000, a decrease of $88,000 from net income of $92,000 for the three months ended September 30, 2012. The year-over-year decrease in net income was primarily due to a decrease in revenue, partially offset by an increase in other income.

Recurring revenue for the three months ended September 30, 2013, was $1,779,000, a decrease of $47,000, or 2.6%, from recurring revenue of $1,826,000 for the three months ended September 30, 2012. This decrease in recurring revenue was primarily due to the HP customer that terminated its contract effective March 31, 2013, partially offset by revenue from new customers that began utilizing our services during the past twelve months.

Non-recurring revenue for the three months ended September 30, 2013, was $299,000, a decrease of $43,000, or 12.6%, from non-recurring revenue of $342,000 for the comparable prior year period. This decrease was primarily due to lower startup engineering services revenue from new customers in 2013.

Net income for the nine months ended September 30, 2013, was $283,000, an increase of $55,000 from net income of $228,000 for the nine months ended September 30, 2012. The year-over-year increase in net income from the comparable prior year period was primarily due to increases in revenue and other income.

Recurring revenue for the nine months ended September 30, 2013, was $5,708,000, an increase of $233,000, or 4.3%, from recurring revenue of $5,475,000 for the nine months ended September 30, 2012. The year-over-year increase in recurring revenue was primarily due to new customers that began utilizing our services during the past twelve months.

Non-recurring revenue for the nine months ended September 30, 2013, was $1,248,000, an increase of $173,000, or 16.1%, from non-recurring revenue of $1,075,000 for the comparable prior year period. The year-over-year increase was primarily due to higher startup engineering services from new customers contracted throughout 2013 and 2012, and engineering services associated with the closing process of the client that terminated its contract with our channel partner.

Working capital (defined as current assets less current liabilities) at September 30, 2013, was $2,197,000, an increase of $302,000, or 15.9%, from working capital of $1,895,000 at December 31, 2012. Cash provided by operating activities for the nine months ended September 30, 2013 was $965,000, an increase of $689,000, compared to $276,000 for the comparable prior year period.

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s Form 10-Q for the quarter ended September 30, 2013, filed with the Securities and Exchange Commission on November 13, 2013, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statements of Operations

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2013		Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Revenue		$2,078,000	$2,168,000	$6,956,000	$6,550,000
Operating income (loss)		$(36,000)	$103,000	$257,000	$245,000
Other expense (income), net		$(40,000)	$11,000	$(26,000)	$17,000
Net income		$4,000	$92,000	$283,000	$228,000
Basic and diluted income (loss) per share	$	‑	$0.01	$0.02	$0.02
Basic shares outstanding		12,535,000	12,398,000	12,492,000	12,286,000
Diluted shares outstanding		12,794,000	12,410,000	12,597,000	12,292,000

Summarized Financial Information – Balance Sheets

	Sept. 30, 2013	Dec. 31, 2012
Total cash	$1,579,000	$1,098,000
Total current assets	$3,853,000	$3,353,000
Total assets	$5,682,000	$5,161,000
Total current liabilities	$1,656,000	$1,458,000
Total liabilities	$1,705,000	$1,620,000
Total stockholders’ equity	$3,977,000	$3,541,000

About Direct Insite

Direct Insite delivers cloud-based ERP-agnostic e-invoicing solutions for Accounts Payable (AP) and Accounts Receivable (AR) with payments capabilities.  Direct Insite has built a track record in automating some of the most demanding financial environments, including the global shared services operations of large enterprises.  Today, over 350,000 suppliers and buyers use our solutions across more than 100 countries, representing more than 35 currencies and 17 languages. Direct Insite’s Invoices On-Line™ (IOL) suite automates AP and AR processes such as: company profile management, scan and capture, e-invoicing and workflow management, payment processing, spend management and business intelligence, dynamic discount management, and supply chain financing.  To learn more, visit www.directinsite.com or call 631-873-2900.

The Company will hold an earnings webcast for the three months and nine months ended September 30, 2013, on Thursday, November 14, 2013 at 10:00 AM (Eastern time).  This call is being webcast by PrecisionIR and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9210. A replay of the webcast is available through December 13, 2013 and can be accessed by calling 877-660-6853 conference ID#100245.

FORWARD-LOOKING STATEMENTS.  All statements other than statements of historical fact included in this release, including without limitation statements regarding the Company's financial position, business strategy, and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints.  Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Invoices On-Line is a trademark of Direct Insite Corp.